January 2016
Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 29, 2016 / Registration Statement No. 333-198735

STRUCTURED INVESTMENTS
Opportunities in International Equities
GS Finance Corp.

$773,490 PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (May 3, 2017) is based on the performance of the iShares® MSCI Japan ETF (ETF) as measured from the pricing date (January 29, 2016) to and including the valuation date (April 28, 2017).

The return on your PLUS is linked to the performance of the ETF, and not to that of the MSCI Japan Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF price (the closing price on the valuation date) is greater than the initial ETF price of $11.50, the return on your PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price), subject to the maximum payment at maturity of $11.45 per PLUS. If the final ETF price is less than the initial ETF price, you will lose a portion of your investment.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final ETF price is greater than the initial ETF price, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 3.00 times (c) ETF percent increase, subject to the maximum payment at maturity; or

•                  if the final ETF price is equal to or less than the initial ETF price, the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive return of the underlying ETF, subject to the maximum payment at maturity.

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date is equal to approximately $9.51 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your PLUS, if it makes a market in the PLUS, see the following page. Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	February 3, 2016	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.35% ($18,177.015 in total)*	Net proceeds to the issuer:	97.65% ($755,312.985 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225 for each PLUS they sell. It has informed us that it intends to internally allocate $0.05 of the selling concession for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01 for each PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 81 dated January 29, 2016

The issue price, underwriting discount and net proceeds listed above relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this prospectus, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.51 per $10 principal amount, which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $10 per $10 principal amount, which exceeds the estimated value of your PLUS as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the pricing date through July 29, 2016.

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

January 2016

Pricing Supplement filed pursuant to Rule 424(b)(2) dated January 29, 2016 / Registration Statement No. 333-198735

STRUCTURED INVESTMENTS Opportunities in International Equities
GS Finance Corp.

$773,490 PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS on the stated maturity date (May 3, 2017) is based on the performance of the iShares® MSCI Japan ETF (ETF) as measured from the pricing date (January 29, 2016) to and including the valuation date (April 28, 2017).

The return on your PLUS is linked to the performance of the ETF, and not to that of the MSCI Japan Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF price (the closing price on the valuation date) is greater than the initial ETF price of $11.50, the return on your PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price), subject to the maximum payment at maturity of $11.45 per PLUS. If the final ETF price is less than the initial ETF price, you will lose a portion of your investment.

On the stated maturity date, for each $10 principal amount of your PLUS, you will receive an amount in cash equal to:

•                  if the final ETF price is greater than the initial ETF price, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 3.00 times (c) ETF percent increase, subject to the maximum payment at maturity; or

•                  if the final ETF price is equal to or less than the initial ETF price, the product of (i) $10 times (ii) the quotient of (a) the final ETF price divided by (b) the initial ETF price.

The PLUS are for investors willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive return of the underlying ETF, subject to the maximum payment at maturity.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	the iShares® MSCI Japan ETF
Pricing date:	January 29, 2016
Original issue date:	February 3, 2016 (3 business days after the pricing date)
Valuation date:	April 28, 2017, subject to postponement
Stated maturity date:	May 3, 2017
Stated principal amount/Original issue price:	$10 per PLUS / 100% of the principal amount
Estimated value:	$9.51 per PLUS.
Payment at maturity:

If final ETF price is greater than initial ETF price,

$10 + leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If final ETF price is equal to or less than initial ETF price,

$10 × ETF performance factor

This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leveraged upside payment:	$10 × leverage factor × ETF percent increase
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	$11.50, which is the underlying ETF closing price on the pricing date
Final ETF price:	the underlying ETF closing price on the valuation date
Leverage factor:	300%
ETF performance factor:	final ETF price / initial ETF price
Maximum payment at maturity:	$11.45 per PLUS (114.50% of the stated principal amount)
CUSIP / ISIN:	36250E266 / US36250E2660
Listing:	The PLUS will not be listed on any securities exchange
Underwriter:	Goldman, Sachs & Co.

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the PLUS has the terms described under “Summary Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. for Medium-Term Notes, Series E and references to the “accompanying general terms supplement no. 25” mean the accompanying general terms supplement no. 25, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of the iShares® MSCI Japan ETF due May 3, 2017 (the “PLUS”) can be used:

•                  As an alternative to direct exposure to the underlying ETF that enhances returns for a limited range of positive performance of the underlying ETF, subject to the maximum payment at maturity.

•                  To potentially outperform the underlying ETF with respect to moderate increases in the underlying ETF from the initial ETF price to the final ETF price.

However, you will not receive dividends on the underlying ETF or the stocks comprising the underlying ETF (the “underlying ETF stocks”) or any interest payments on your PLUS.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying ETF.

Maturity:	Approximately 1 year and 3 months

Payment at maturity:

•                  If final ETF price is greater than initial ETF price, $10 + leveraged upside payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.

•                  If final ETF price is equal to or less than initial ETF price, $10 × ETF performance factor. This amount will be equal to or less than the stated principal amount of $10 and could be zero.

Leverage factor:	300% (applicable only if the final ETF price is greater than the initial ETF price)

Maximum payment at maturity:	$11.45 per PLUS (114.50% of the stated principal amount)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.

Interest:	None

Redemption:	None. The PLUS will not be subject to redemption right or price dependent redemption right.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the iShares® MSCI Japan ETF. In exchange for enhanced performance of 300.00% of the appreciation of the underlying ETF, investors forgo performance above the maximum payment at maturity of $11.45 per PLUS. At maturity, if the underlying ETF has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity of $11.45 per PLUS. However, if the underlying ETF has depreciated in value, investors will lose 1.00% for every 1.00% decline in the underlying ETF value from the pricing date to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying ETF within a limited range of positive performance. However, investors will not receive dividends on the underlying ETF or the underlying ETF stocks or any interest payments on the PLUS.

Upside Scenario

The underlying ETF increases in value. In this case, you receive a full return of principal as well as 300% of the increase in the value of the underlying ETF, subject to the maximum payment at maturity of $11.45 per PLUS (114.50% of the stated principal amount). For example, if the final ETF price is 2.00% greater than the initial ETF price, the PLUS will provide a total return of 6.00% at maturity.

Par Scenario	The final ETF price is equal to the initial ETF price. In this case, you receive the stated principal amount of $10 at maturity.
Downside Scenario

The underlying ETF declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the underlying ETF from the pricing date to the valuation date of the PLUS. For example, if the final ETF price is 30.00% less than the initial ETF price, the PLUS will provide at maturity a loss of 30.00% of principal. In this case, you receive $7.00 per PLUS, or 70.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

 How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS

Leverage factor:	300%

Maximum payment at maturity:	$11.45 per PLUS (114.50% of the stated principal amount)

Minimum payment at maturity:	None

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS Payoff Diagram

How it works

▪     Upside Scenario. If the final ETF price is greater than the initial ETF price, the investor would receive the $10 stated principal amount plus 300% of the appreciation of the underlying ETF from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, the investor will realize the maximum payment at maturity at a final ETF price of approximately 104.833% of the initial ETF price.

▪	If the underlying ETF appreciates 2.00%, the investor would receive a 6.00% return, or $10.60 per PLUS.

▪	If the underlying ETF appreciates 10.00%, the investor would receive only the maximum payment at maturity of $11.45 per PLUS, or 114.50% of the stated principal amount.

▪     Par Scenario. If the final ETF price is equal to the initial ETF price, the investor would receive the $10 stated principal amount per PLUS.

▪     Downside Scenario. If the final ETF price is less than the initial ETF price, the investor would receive an amount that is less than the $10 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the underlying ETF. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪   If the underlying ETF depreciates 30.00%, the investor would lose 30.00% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70.00% of the stated principal amount.

Additional Hypothetical Examples

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and merely is intended to illustrate the impact that the various

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final ETF prices that are entirely hypothetical; the closing price of the underlying ETF on any day throughout the life of the PLUS, including the final ETF price on the valuation date, cannot be predicted. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Stated principal amount	$10

Leverage factor	300.00%

Maximum payment at maturity	$11.45 per PLUS

Neither a market disruption event nor a non-ETF business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying ETF stocks or the method by which the underlying ETF investment advisor calculates the underlying ETF

PLUS purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying ETF over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical values of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered PLUS.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final ETF price and the assumptions noted above.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	114.500%
125.000%	114.500%
110.000%	114.500%
104.833%	114.500%
103.000%	109.000%
101.000%	103.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS, as shown in the table above. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the PLUS. In addition, if the final ETF price were determined to be 150.000% of the initial ETF price, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 114.500% of each $10 principal amount of your PLUS, as shown in the table above. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final ETF price of greater than approximately 104.833% of the initial ETF price.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your PLUS on the stated maturity date or at any other time, including any time you may wish to sell your PLUS, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered PLUS. The hypothetical payments at maturity on PLUS held to the stated maturity date in the examples above assume you purchased your PLUS at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your PLUS. The return on your investment (whether positive or negative) in your PLUS will be affected by the amount you pay for your PLUS. If you purchase your PLUS for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

Payments on the PLUS are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the PLUS are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the PLUS or the U.S. federal income tax treatment of the PLUS, as described elsewhere in this pricing supplement.

We cannot predict the actual final ETF price or what the market value of your PLUS will be on any particular ETF business day, nor can we predict the relationship between the underlying ETF closing price and the market value of your PLUS at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered PLUS will depend on the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your PLUS, if any, on the stated maturity date may be very different from the information reflected in the table above.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated December 22, 2015, in the accompanying prospectus supplement, dated December 22, 2015, and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 25, dated December 22, 2015. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, and the accompanying general terms supplement no. 25, dated December 22, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your PLUS are linked. You should carefully consider whether the offered PLUS are suited to your particular circumstances.

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of the  iShares® MSCI Japan ETF as measured from the initial ETF price to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the initial ETF price, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the value of the underlying ETF over the term of the PLUS. Thus, you may lose your entire investment in the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying ETF, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 32 of the accompanying prospectus.

The Potential for the Value of Your PLUS to Increase Will Be Limited

Your ability to participate in any change in the value of the underlying ETF over the life of your PLUS will be limited because of the maximum payment at maturity of $11.45 per PLUS (114.50% of the stated principal amount). The maximum payment at maturity will limit the payment at maturity you may receive

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

for each of your PLUS, no matter how much the value of the underlying ETF may rise over the life of your PLUS. Although the leverage factor provides 300.00% exposure to any increase in the final ETF price over the initial ETF price, because the payment at maturity will be limited to 114.50% of the stated principal amount per PLUS, any increase in the final ETF price over the initial ETF price by more than approximately 4.833% of the initial ETF price will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying ETF.

The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your PLUS will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of the underlying ETF. See “—Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured PLUS.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “— Your PLUS May Not Have an Active Trading Market” below.

The Amount Payable on Your PLUS Is Not Linked to the Value of the Underlying ETF at Any Time Other than the Valuation Date

The final ETF price will be based on the closing price of the underlying ETF on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing price of the underlying ETF dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the closing price of the underlying ETF prior to such drop in the value of the underlying ETF. Although the actual value of the underlying ETF on the stated maturity date or at other times during the life of your PLUS may be higher than the final ETF price, you will not benefit from the closing price of the underlying ETF at any time other than on the valuation date.

The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•                  the value of the underlying ETF;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;

•                  the dividend rates of the underlying ETF stocks;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;

•                  interest rates and yield rates in the market;

•                  the time remaining until your PLUS mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your PLUS May Not Have an Active Trading Market

Your PLUS will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your PLUS. Even if a secondary market for your PLUS develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your PLUS in any secondary market could be substantial.

If the Value of the Underlying ETF Changes, the Market Value of Your PLUS May Not Change in the Same Manner

The price of your PLUS may move quite differently than the performance of the underlying ETF. Changes in the value of the underlying ETF may not result in a comparable change in the market value of your PLUS. Even if the value of the underlying ETF increases above the initial ETF price during some portion of the life of the PLUS, the market value of your PLUS may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS

Goldman Sachs expects to hedge our obligations under the PLUS by purchasing futures and/or other instruments linked to the underlying ETF. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your PLUS. Alternatively, Goldman Sachs may hedge all or part of our obligations under the PLUS with unaffiliated distributors of the PLUS which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the PLUS or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the PLUS; hedging the exposure of Goldman Sachs to the PLUS including any interest in the PLUS that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the PLUS.

Any of these hedging or other activities may adversely affect the value of the underlying ETF — directly or indirectly by affecting the value of the underlying ETF stocks — and therefore the market value of your PLUS and the amount we will pay on your PLUS, if any, at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the PLUS. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the PLUS, and may receive substantial returns on hedging or other activities while the value of your PLUS declines. In addition, if the distributor from which you purchase PLUS is to conduct hedging activities in connection with the PLUS, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the PLUS to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the PLUS to you in addition to the compensation they would receive for the sale of the PLUS.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your PLUS, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the PLUS.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your PLUS, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the PLUS should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the PLUS for liquidity, research coverage or otherwise.

Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your PLUS will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying ETF stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF or the underlying ETF stocks. Your PLUS will be paid in cash, and you will have no right to receive delivery of any shares of the underlying ETF or the stocks comprising the underlying ETF.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

The Policies of the Underlying ETF’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of the Index, Could Affect the Payment at Maturity on Your PLUS and Their Market Value

The underlying ETF’s investment advisor, BlackRock Fund Advisors (“BFA,” or the “underlying ETF investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF, and therefore, the payment at maturity on your PLUS. The payment at maturity and the market value of your PLUS could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your PLUS.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the closing price of the underlying ETF on the valuation date — and thus the amount payable on the maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the determination date and the amount payable on your PLUS more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” on page S-28 of the accompanying general terms supplement no. 25.

In addition, MSCI (the “index sponsor”) owns the index and is responsible for the design and maintenance of the index. The policies of the index sponsor concerning the calculation of the index, including decisions regarding the addition, deletion or substitution of the equity securities included in the index, could affect the level of the index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your PLUS and their market value.

There Are Risks Associated with the Underlying ETF

Although the underlying ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlying ETF investment advisor may select up to 10% of the underlying ETF’s assets to be invested in shares of equity securities that are not included in the index.  The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to the index.  The underlying ETF investment advisor invests in securities included in, or representative of, the index regardless of their investment merits.  The underlying ETF investment advisor does not attempt to take defensive positions in declining markets.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Underlying ETF and the Index are Different and the Performance of the Index May Not Correlate with the Performance of the Index

The underlying ETF uses a representative sampling strategy (more fully described under “The Underlying ETF”) to attempt to track the performance of the index. The underlying ETF may not hold all or substantially all of the equity securities included in the index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in the index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in the index, rounding of prices, changes to the index and regulatory requirements may cause tracking error, the divergence of the underlying ETF’s performance from that of the index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of the index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on the PLUS will not be the same as investing directly in the underlying ETF or in the index or in the underlying ETF stocks or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.

An Investment in the Offered PLUS Is Subject to Risks Associated with Foreign Securities Markets

The value of your PLUS is linked to an underlying ETF that holds stocks traded on foreign equity markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlying ETF is not traded, the value of the securities underlying the underlying ETF may change on days when shareholders will not be able to purchase or sell shares of the underlying ETF.

Your Investment in the PLUS Will Be Subject to Foreign Currency Exchange Rate Risk

The underlying ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlying ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the underlying ETF may not increase even if the non-dollar value of the asset held by the underlying ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your PLUS. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the PLUS and value of the underlying ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your PLUS and the trading market for your PLUS.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your PLUS.

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007,

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any dividends are paid on the underlying ETF during the term of the PLUS. We could also require you to make certifications prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017.  Based upon this effective date, these regulations will not apply to the PLUS. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Your PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your PLUS. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Underlying ETF

The shares of the iShares® MSCI Japan ETF (the “underlying ETF”) are issued by iShares, Inc. (the “company”). The company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the underlying ETF is one.

The underlying ETF is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index (the “index”). The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol “EWJ”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the underlying ETF. The company’s SEC CIK Number is 0000930667. The underlying ETF’s inception date was March 12, 1996. The underlying ETF’s shares are issued or redeemed only in creation units of 600,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the underlying ETF corresponding to the underlying ETF’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the underlying ETF and a set of other specified iShares® ETFs as follows: 0.59% per annum of the aggregate net assets of the ETFs less than or equal to $7.0 billion, plus 0.54% per annum of the aggregate net assets of the ETFs on amounts in excess of $7.0 billion, up to and including $11.0 billion, plus 0.49% per annum of the aggregate net assets of the ETFs on amounts in excess of $11.0 billion, up to and including $24.0 billion, plus 0.44% per annum of the aggregate net assets of the ETFs on amounts in excess of $24.0 billion, up to and including $48.0 billion, plus 0.40% per annum of the aggregate net assets over $48.0 billion, up to and including $72.0 billion, plus 0.36% per annum of the aggregate net assets in excess of $72.0 billion. As of September 30, 2015, the aggregate expense ratio of the underlying ETF was 0.48% per annum.

For additional information regarding the company or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the period ended August 31, 2015) and other information the company files with the SEC. In addition, information regarding the underlying ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at http://us.ishares.com/product_info/fund/overview/EWJ.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

Investment Objective

The underlying ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. The underlying ETF’s investment objective and the index may be changed without the approval of BFA’s shareholders.

The following table displays the top holdings and weightings by industry sector of the underlying ETF. (Sector designations are determined by the underlying ETF investment advisor using criteria it has selected or developed. Index and ETF investment advisors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices or ETFs with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information in the tables below from the underlying ETF website without independent verification.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

iShares® MSCI Japan ETF Top Ten Holdings as of January 13, 2016

Underlying ETF Stock Issuer	Percentage (%)
TOYOTA MOTOR CORP	5.81%
MITSUBISHI UFJ FINANCIAL GROUP INC	2.75%
HONDA MOTOR LTD	1.84%
SOFTBANK GROUP CORP	1.68%
SUMITOMO MITSUI FINANCIAL GROUP INC	1.67%
MIZUHO FINANCIAL GROUP INC	1.63%
KDDI CORP	1.58%
JAPAN TOBACCO INC	1.43%
TAKEDA PHARMACEUTICAL LTD	1.38%
SEVEN & I HOLDINGS LTD	1.18%
Total	20.95%

iShares® MSCI Japan ETF Weighting by Sector as of January 13, 2016*

Sector	Percentage (%)
Consumer Discretionary	21.75%
Financials	19.09%
Industrials	18.83%
Information Technology	10.26%
Health Care	8.23%
Consumer Staples	7.45%
Materials	5.39%
Telecommunications	5.39%
Utilities	2.50%
Energy	0.84%
Cash and/or Derivatives	0.27%
Total	100.00%

* Percentages may not sum to 100% due to rounding.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the underlying ETF. For the underlying ETF, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the index.

The underlying ETF will at all times invest at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index. The underlying ETF may invest the remainder of its assets in other securities, including securities not in the index, but which BFA believes will help the underlying ETF track the index. The underlying ETF may also invest its other assets in futures contracts, options on futures contracts, other types of options and swaps related to the index, as well as cash and cash equivalents, including shares of money market underlying ETFs advised by BFA or its affiliates. Also, the underlying ETF may lend securities representing up to one-third of the value of the underlying ETF’s total assets (including the value of the collateral received).

Tracking Error

The performance of the underlying ETF and the index may vary due to a variety of factors, including differences between the securities held in the underlying ETF’s portfolio and those included in the index, pricing differences (including differences between a security’s price at the local market close and the intrinsic value of a security at the time of calculation of the net asset value), transaction costs, the underlying ETF holding uninvested cash, differences in timing of the accrual of dividends, changes to the

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

index or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the underlying ETF incurs fees and expenses, while the index does not. BFA expects that, over time, the underlying ETF’s tracking error will not exceed 5%. The underlying ETF’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the underlying ETF used a replication indexing strategy in which an underlying ETF invests in substantially all of the securities in its index in approximately the same proportions as in the index.

As of December 31, 2015, iShares® reported the following average annual returns on the market price of the underlying ETF’s shares and the index.  The market price of the underlying ETF’s shares takes into account distributions on the shares and the returns shown account for changes in the mid-point of the bid and ask prices at 4:00 p.m., Eastern time on the relevant date.  Underlying ETF shares: 1 year, 9.16; 3 years, 8.87; 5 years, 3.73; 10 years, 0.28; since inception, -0.05; index: 1 year, 9.57; 3 years, 10.17; 5 years, 4.38; 10 years, 0.91; since underlying ETF inception, 0.63.

Industry Concentration Policy

The underlying ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated.

The MSCI Japan Index

The index is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The index is categorized by MSCI as a developed market index and is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. Additional information about the MSCI Indices is available on the following website: https://www.msci.com/index-methodology. Daily closing price information for the index is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this document.

The index is designed to measure the performance of the large- and mid-capitalization segments of Japan’s equity market. The 318 constituent stocks of the index (as of December 4, 2015) are selected from an eligible universe of equity securities listed on national Japanese stock exchanges including the First Section, Second Section and Mothers portion of the Tokyo Stock Exchange, the TSE, JASDAQ and the First Section, Second Section and Centrex portion of the Nagoya Stock Exchange. The index is calculated in U.S. dollars on a total return net basis. The index was launched on December 31, 1969 at an initial value of 100.

MSCI divides the companies included in the index into ten Global Industry Classification Sectors: Financials, Consumer Discretionary, Industrials, Information Technology, Consumer Staples, Materials, Health Care, Telecommunication Services, Utilities and Energy.

For additional information about the construction, calculation methodology and maintenance of the index, please see “MSCI Indices — Construction of the MSCI Indices”, “MSCI Indices — Calculation Methodology for the MSCI Indices” and “MSCI Indices — Maintenance of the MSCI Indices”, respectively, on pages S-49, S-53 and S-53 of the accompanying general terms supplement no. 25, respectively.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”).  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The MSCI Indexes are the exclusive property of MSCI Inc. (“MSCI”).  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. The actual performance of the underlying ETF over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical ETF closing prices shown below.

The table below shows the high, low and period end ETF closing prices of the  iShares® MSCI Japan ETF for each of the four calendar quarters in 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 2015 and the first calendar quarter of 2016 (through January 29, 2016). We obtained the ETF closing prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End ETF Closing Prices of the iShares® MSCI Japan ETF

	High	Low	Period End
2007
Quarter ended March 31	15.12	13.89	14.610
Quarter ended June 30	14.73	14.24	14.550
Quarter ended September 30	14.77	13.46	14.300
Quarter ended December 31	14.65	13.03	13.290
2008
Quarter ended March 31	13.28	11.53	12.37
Quarter ended June 30	13.82	12.37	12.48
Quarter ended September 30	12.51	10.23	10.66
Quarter ended December 31	10.53	7.76	9.60
2009
Quarter ended March 31	9.63	6.84	7.91
Quarter ended June 30	9.58	8.12	9.43
Quarter ended September 30	10.30	9.19	9.94
Quarter ended December 31	10.03	9.24	9.74
2010
Quarter ended March 31	10.57	9.75	10.44
Quarter ended June 30	10.70	9.18	9.20
Quarter ended September 30	10.01	9.23	9.89
Quarter ended December 31	10.96	9.72	10.91
2011
Quarter ended March 31	11.61	9.65	10.31
Quarter ended June 30	10.61	9.79	10.43

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

	High	Low	Period End
Quarter ended September 30	10.90	9.23	9.46
Quarter ended December 31	9.98	8.84	9.11
2012
Quarter ended March 31	10.18	9.06	10.18
Quarter ended June 30	10.20	8.65	9.41
Quarter ended September 30	9.50	8.75	9.16
Quarter ended December 31	9.80	8.75	9.75
2013
Quarter ended March 31	10.82	9.64	10.80
Quarter ended June 30	12.27	10.38	11.22
Quarter ended September 30	12.11	10.87	11.91
Quarter ended December 31	12.22	11.48	12.13
2014
Quarter ended March 31	12.10	10.88	11.33
Quarter ended June 30	12.19	10.80	12.04
Quarter ended September 30	12.25	11.72	11.77
Quarter ended December 31	12.14	10.89	11.24
2015
Quarter ended March 31	12.87	10.95	12.53
Quarter ended June 30	13.32	12.58	12.81
Quarter ended September 30	13.13	11.19	11.43
Quarter ended December 31	12.62	11.51	12.12
2016
Quarter ending March 31 (through January 29, 2016)	12.08	10.80	11.50

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2007 through January 29, 2016. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the PLUS

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 25. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 25.

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	BlackRock Fund Advisors (“BFA”)
Denominations:	$10 and integral multiples of $10 in excess thereof
Interest:	None
Postponement of maturity date:	As described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 25
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value” on page S-33 of the accompanying general terms supplement no. 25
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-32 of the accompanying general terms supplement no. 25
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day” on page S-32 of the accompanying general terms supplement no. 25
FDIC:	The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Tax considerations:

You will be obligated pursuant to the terms of the PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each PLUS for all tax purposes as a pre-paid derivative contract in respect of the underlying ETF, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-96 of the accompanying general terms supplement no. 25. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your PLUS, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the PLUS (including payment at maturity) made before January 1, 2019.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-95 of the accompanying general terms supplement no. 25

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

ERISA:	As described under “Employee Retirement Income Security Act” on page S-103 of the accompanying general terms supplement no. 25

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-104 of the accompanying general terms supplement no. 25 and “Plan of Distribution — Conflicts of Interest” on page 106 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each PLUS they sell. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each PLUS as a structuring fee. Goldman, Sachs & Co. will receive an underwriting discount of $0.01, or 0.10% of the principal amount, for each PLUS. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the PLUS against payment therefor in New York, New York on February 3, 2016, which is the third scheduled business day following the date of this pricing supplement and of the pricing of the PLUS.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your PLUS:

The PLUS are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (Registration Statement No. 333-198735). This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  General terms supplement no. 25 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

Validity of the PLUS and Guarantee:	In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the PLUS offered by this pricing supplement have been

January 2016

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such PLUS have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group Inc. on February 26, 2015.

January 2016

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the PLUS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 25, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$773,490

GS Finance Corp.

PLUS Based on the Value of the  iShares® MSCI Japan ETF due May 3, 2017

Principal at Risk Securities

Goldman, Sachs & Co.

January 2016